[Text of November 2, 2001 Email Message to Employees]

On October 31, 2001, Qwest announced the start of a voluntary stock option exchange program for certain outstanding stock options issued under our Equity Incentive Plan. As of today, we have extended the stock option exchange program to include certain outstanding options that were previously issued by U S WEST. Like the Qwest options that were originally covered by the exchange offer, you may only exchange former U S WEST options if they have a post-conversion exercise price of $35 or more.

Please click here to access a letter from Joe Nacchio that explains the change and includes links to the Q, where you can find more information:
http://theq.qwest.net/departments/hr/newnacchioletter.pdf [LINK TO LETTER TO EMPLOYEES]

Click here to access an amended and restated version of the Offer Circular: http://theq.qwest.net/departments/hr/circular.pdf [LINK TO AMENDED AND RESTATED OFFER CIRCULAR]

Click here to access a revised form of the Election Form and Release: http://theq.qwest.net/departments/hr/electform.pdf [LINK TO ELECTION FORM]

Click here to access an updated version of frequently asked questions (FAQ's) about the exchange offer:
http://theq.qwest.net/departments/hr/electquestions.html [LINK TO EXCHANGE OFFER QUESTIONS AND ANSWERS]

If you do not own any former U S WEST options, you do not have to read these documents. The terms of the exchange offer have not been changed with respect to your options issued under the Qwest Equity Incentive Plan.